Appendix A

Subject to the Custody Agreement among the MANNING & NAPIER FUND, INC. (formerly the

Exeter Fund, Inc.), and THE BANK OF NEW YORK MELLON (Successor by law to MELLON

TRUST OF NEW ENGLAND, N.A.) effective May 8, 2006.

Effective July 15, 2011

Original Funds:	Date Established/Terminated

Small Cap Series
International Series
Life Sciences Series
Technology Series
Financial Services Series
World Opportunities Series
Commodity Series	Terminated as of May 8, 2006 *
High Yield Bond Series	Terminated as of September 15, 2004
Global Fixed Income Series	Terminated as of February 28, 2003
Core Bond Series
Core Plus Bond Series
New York Tax Exempt Series
Ohio Tax Exempt Series
Diversified Tax Exempt Series
Pro-Blend® Conservation Term Series
Pro-Blend® Moderate Term Series
Pro-Blend® Extended Term Series
Pro-Blend® Maximum Term Series
Tax Managed Series
Overseas Series
Equity Series
High Yield Bond Series	Established as of September 14, 2009
Real Estate Series	Established as of September 14, 2009

* Commodity Series did not commence operations.

New Funds:

Inflation Focus Equity Series	Established as of July 15, 2011
Emerging Markets Series	Established as of July 15, 2011

Acknowledged and Agreed:

THE BANK OF NEW YORK MELLON		MANNING & NAPIER FUND, INC.

By:	/s/ Donald Brophy	By:	/s/ Jodi L. Hedberg
	VP		Corporate Secretary